(j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the use of our report dated December 22, 2016, with respect to the financial statements of Voya Diversified Emerging Markets Debt Fund, Voya Diversified International Fund, and Voya Global Perspectives® Fund, each a series of Voya Mutual Funds, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts
February 23, 2017